Exhibit 5.1

Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3284 www.wiggin.com	203.363.7600 203.363.7676 fax

December 8, 2016

Hudson Technologies, Inc.

1 Blue Hill Plaza

P.O. Box 1541

Pearl River, NY 10965

Re:	Hudson Technologies, Inc. Registration Statements on Form S-3 (File Nos. 333-207969 and 333-214994)

Ladies and Gentlemen:

We have acted as counsel to Hudson Technologies, Inc., a New York corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of the above-referenced registration statements on Form S-3, as amended (the “Registration Statements”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statements relate to the issuance of up to 6,428,571 of shares of common stock of the Company, $0.01 par value, (together with shares that may be issued upon exercise of an option granted to the underwriters to purchase up to 964,285 shares of common stock to cover over-allotments) (collectively, the "Company Shares") by the Company pursuant to an Underwriting Agreement among the Company, and William Blair & Company, L.L.C. and Craig-Hallum Capital Group LLC, for themselves and as representatives (the “Representatives”) of Roth Capital Partners, LLC and B. Riley & Co. LLC (collectively, the “Underwriters”).

New Haven     Stamford     New York     Hartford     Philadelphia     Greenwich

Hudson Technologies, Inc.

December 8, 2016

We have examined the Registration Statements and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the Company Shares have been duly authorized and when issued in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related rules.

Very truly yours,

/s/ Wiggin and Dana LLP

Wiggin and Dana LLP